Exhibit 99.1

Subject: Positioning for Long-term Growth

Team NetApp,

We have spent time together in recent months discussing the changes happening in the world around us and the impact they are having on businesses. Companies are facing an increasingly challenging macroeconomic environment, which is driving more conservatism in IT spending. We are not immune to these challenges.

Against this backdrop, we must be agile, deliver on our near-term commitments, while positioning ourselves for long-term success. This means sharpening our strategy to focus on the areas of our business best positioned for growth, adapting our cost structure to reflect focus and market conditions and raising the bar on our performance. Having successfully navigated similar challenges together with you before, I am confident that sharp focus on our strategy and strong execution will enable us to capture the opportunity ahead.

Starting today, we will be making changes that will reduce the size of our team by around eight percent. In parts of EMEA and APAC, the realignment and potential employee impact are subject to local consultation processes, which are ongoing. While very thoughtful in planning, this is one of the hardest tasks to take, and we fully appreciate the impact this may have on the talented team members who have made countless contributions to our business over the years.

NetApp employees are the lifeblood of our company and I take the decisions that impact the welfare and livelihood of each one of you very seriously. Throughout our day-to-day we are guided by our unwavering commitment to our values. In that, we will continue to prioritize the well-being of our employees and ensure that we engage in this activity with the utmost respect and dignity for all who are affected.

Today is undoubtedly a difficult day. The necessary steps we are taking to strengthen our competitive posture and enable us to emerge from this season better than we were before do not overshadow the impact that an action such as this has on our team. On behalf of the leadership team, I am forever grateful, and thank you for your commitment and contributions to NetApp. I ask our entire team to extend compassion and support for our teammates, and to unite in support of one another.

NetApp continues to be uniquely positioned to help our customers with the industry’s best storage, data, and cloud operations solutions. We have a strategy built on a foundation of trusted customer relationships, industry-leading innovation, and unmatched partnerships with all the leading public cloud companies. Even as we work through this difficult time, it is imperative we continue to deliver on our commitments to our customers, shareholders and our employees. I have the utmost confidence in our strategy, our leadership and most importantly, all of you.

I’ve asked our leaders to bring their teams together as notifications are completed within their teams, out of respect for our colleagues. Additionally, be on the lookout for a message from me about our plans to host a Town Hall meeting soon. In the meantime, please take care of yourselves, and each other.

George